Exhibit 99.1

PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. • 400 N. Sam Houston Parkway E., Suite 400 • Houston, TX 77060-3500 • 281-618-0400 • fax: 281-618-0505

For Immediate Release	07-016

	Contact:	Wade Pursell
Date: August 1, 2007	Title:	Chief Financial Officer

Helix Reports Second Quarter Results
HOUSTON, TX —Helix Energy Solutions (NYSE: HLX) reported second quarter net income of $65.8 million, or $0.70 per diluted share, excluding three non-recurring items recorded by its majority owned subsidiary, Cal Dive International, Inc. Including the non-recurring items, Helix reported second quarter net income of $57.7 million, or $0.61 per diluted share.
The non-recurring items recorded by Cal Dive in the second quarter include $11.8 million in non-cash equity losses and a related asset impairment charge in connection with Cal Dive’s investment in Offshore Technology Solutions Limited (“OTSL”), a Trinidad and Tobago entity in which Cal Dive owns a 40% minority interest, and a $2.0 million cash settlement, subject to final negotiation of a court-approved settlement agreement, to be paid for a civil claim by the Department of Justice related to the Stolt and Torch acquisitions in 2005. Cal Dive also reported a $1.7 million gain on a sale of a portable saturation diving asset during the second quarter.
Summary of Results
(in thousands, except per share amounts and percentages)

	Second Quarter		First Quarter	Six Months
	2007	2006	2007	2007	2006
Revenues	$410,574	$305,013	$396,055	$806,629	$596,661

Gross Profit	141,765	131,692	135,615	277,380	233,958
	35%	43%	34%	34%	39%

Net Income	57,702	69,139	55,820	113,522	124,528
	14%	23%	14%	14%	21%

Diluted Earnings Per Share	0.61	0.83	0.60	1.21	1.51
Martin Ferron, President and Chief Executive Officer of Helix, stated, “We expected Q2 earnings to be similar to those reported for Q1 and actually posted an improved result, even after the negative impact of the non-recurring items described above. This improvement was also achieved despite another very busy quarter for marine asset maintenance, with the Intrepid and several key Cal Dive vessels undergoing regulatory drydockings during the period. That maintenance work is now largely behind us, except for the planned upgrade to the Q4000, and we are anticipating a strong second half of the year for Contracting Services.
“In our Oil and Gas business unit we had another very successful quarter with the drill bit, going six for six with exploratory wells. This takes our success record to 12 for 12 for the first half of the year and improves our proven reserve base by around 140 bcfe. On the production front we plan to bring several key shelf development projects onstream in the second half of the year, and our deepwater development projects remain on schedule to boost output next year.
“We have updated the assessment of the key variables that drive our earnings for the year and this will be covered in the conference call tomorrow. Based on our analysis we are comfortable with the present consensus earnings estimate for 2007 of $3.26/share, subject to no further significant deterioration in the natural gas price. We have created very meaningful future value in our deepwater development projects portfolio and, as set out in our initial earnings guidance, we may monetize part of that value, in order to reduce debt and contribute to near term earnings.”
Financial Highlights
•	Revenues: The $105.6 million increase in year-over-year second quarter revenues was driven primarily by an increase in oil and gas sales of $61.0 million due primarily to the production added from the acquisition of Remington Oil and Gas Corporation. The remaining increase was due to improvements in contracting services revenues due to much better market conditions.

•	Margins: 35% is eight points less than the year ago quarter due primarily to significant out of service days for Cal Dive’s vessels in regulatory drydocks (373 days in 2Q 2007 vs. 89 days in 2Q 2006) and an increased DD&A rate for oil and gas production due to the Remington acquisition.

•	SG&A: $33.4 million increased $6.0 million from the same period a year ago due primarily to increased overhead to support our growth. This level of SG&A was 8% of second quarter revenues, down from the 9% in the year ago quarter.

•	Equity in Earnings: Net losses of $4.7 million is comprised of the $11.8 million impairment / equity losses in Cal Dive’s minority interest in OTSL offset by $7.0 million for our share of earnings for the quarter of Deepwater Gateway, L.L.C.’s earnings relating to the Marco Polo facility and demand fees relating to the Independence Hub facility.

•	Income Tax Provision: The Company’s effective tax rate for the quarter was 35%, compared to 34% for last year’s second quarter due primarily to the nondeductibility of the OTSL charges and the DOJ reserve.

•	Balance Sheet: Total consolidated debt as of June 30, 2007 was $1.4 billion. This includes $140 million under Cal Dive’s revolving facility which is non-recourse to Helix. This represents 43% net debt to book capitalization and with $735 million of adjusted EBITDAX during the last twelve months, this represents 1.8 times trailing twelve month adjusted EBITDAX.
Further details are provided in the presentation for Helix’s quarterly conference call (see the Investor Relations page of www.HelixESG.com). The call, scheduled for 9:00 a.m. Central Daylight Time on Thursday, August 2, 2007, will be webcast live. A replay will be available from the Audio Archives page on our website.
Helix Energy Solutions, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the open energy market as well as to our own oil and gas business unit. That business unit is a prospect generation, exploration, development and production company. Employing our own key services and methodologies, we seek to lower finding and development costs, relative to industry norms.

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments, geologic risks and other risks described from time to time in our reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, as amended by our Form 10-K/A filed on June 18, 2007 (“2006 Form 10-K”), for the year ending December 31, 2006 and any subsequent reports on Form 10-Q. We assume no obligation and do not intend to update these forward-looking statements.

HELIX ENERGY SOLUTIONS GROUP, INC.
Comparative Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2007	2006	2007	2006
	(Unaudited)
Net revenues	$410,574	$305,013	$806,629	$596,661
Cost of sales	268,809	173,321	529,249	362,703

Gross profit	141,765	131,692	277,380	233,958
Gain on sale of assets, net	5,684	16	5,684	283
Selling and administrative	33,388	27,414	63,988	48,442

Income from operations	114,061	104,294	219,076	185,799
Equity in earnings of investments	(4,748)	4,520	1,356	10,756
Net interest expense and other	14,286	2,983	27,298	5,440

Income before income taxes	95,027	105,831	193,134	191,115
Income tax provision	33,261	35,887	66,384	64,978
Minority interest	3,119	—	11,338	—

Net income	58,647	69,944	115,412	126,137
Preferred stock dividends	945	805	1,890	1,609

Net income applicable to common shareholders	$57,702	$69,139	$113,522	$124,528

Weighted Avg. Shares Outstanding:
Basic	90,047	78,462	90,021	78,216

Diluted	95,991	83,965	95,262	83,659

Earnings Per Share:
Basic	$0.64	$0.88	$1.26	$1.59

Diluted	$0.61	$0.83	$1.21	$1.51

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS’ EQUITY
(in thousands)	June 30, 2007	Dec. 31, 2006	(in thousands)	June 30, 2007	Dec. 31, 2006

	(unaudited)			(unaudited)
Current Assets:			Current Liabilities:
Cash and equivalents	$96,390	$206,264	Accounts payable	$268,877	$240,067
Short term investments	10,000	285,395	Accrued liabilities	188,148	199,650
Accounts receivable	368,226	370,709	Income taxes payable	—	147,772
Other current assets	76,832	61,532	Current mat of L-T debt (1)	26,165	25,887

Total Current Assets	551,448	923,900	Total Current Liabilities	483,190	613,376

			Long-term debt (1)	1,386,011	1,454,469
Net Property & Equipment:			Deferred income taxes	476,094	436,544
Contracting Services	928,467	800,503	Decommissioning liabilities	140,682	138,905
Oil and Gas	1,608,929	1,411,955	Other long-term liabilities	4,231	6,143
Equity investments	212,319	213,362	Minority interest	73,152	59,802
Goodwill	828,228	822,556	Convertible preferred stock (1)	55,000	55,000
Other assets, net	137,758	117,911	Shareholders' equity (1)	1,648,789	1,525,948

Total Assets	$4,267,149	$4,290,187	Total Liabilities & Equity	$4,267,149	$4,290,187

(1)	Net debt to book capitalization — 43% at June 30, 2007. Calculated as total debt less cash and equivalents and short-term investments $1,305,786 divided by sum of total debt less cash and equivalents and short-term investments, convertible preferred stock and shareholders’ equity $3,009,575

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three and Six Months Ended June 30, 2007
Earnings Release:

Balance Sheet:	“...1.8 times trailing twelve month adjusted EBITDAX.”
Reconciliation From Net Income to Adjusted EBITDAX (excluding gain on sale of Cal Dive IPO in 4Q06 and non-recurring items:
     OTSL impairment and DOJ accrual in 2Q07):

	2Q07	1Q07	4Q06	3Q06	2Q06
	(in thousands, except ratio)
Net income applicable to common shareholders	$57,702	$55,820	$65,948	$57,029	69,139
Preferred stock dividends	945	945	945	804	805
Income tax provision	30,456	28,617	34,166	31,409	35,887
Net interest expense and other	13,605	12,331	13,981	15,103	2,983
Non-cash stock compensation expense	3,546	3,267	2,797	1,910	2,251
Depreciation and amortization	71,918	67,558	61,809	63,879	34,346
Exploration expense	2,978	1,190	1,820	19,520	(330)
Non-recurring items	8,602	—	—	—	—
Share of equity investments:
Depreciation	1,965	1,004	1,004	1,004	1,003
Interest expense, net	(38)	(57)	(70)	(59)	(43)

Adjusted EBITDAX	$191,679	$170,675	$182,400	$190,599	$146,041

Trailing Twelve Months Adjusted EBITDAX	$735,353

Net Debt at June 30, 2007 (a)	$1,305,786

Ratio	1.8

We calculate adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization, exploration expense, non-cash stock compensation expense and our share of depreciation, net interest expense and taxes from our equity investments. Further, we reduce adjusted EBITDAX for the minority interest in Cal Dive that we do not own. Adjusted EBITDAX margin is defined as adjusted EBITDAX divided by net revenues. These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.
(a) Total debt less cash, cash equivalents and short term investments